Exhibit 10.24

SEPARATION AGREEMENT AND GENERAL RELEASE

This Agreement is made by and between Carl G. Fischer (“Executive”) and MonoSol Rx, LLC, its predecessors, successors, parent corporations, subsidiaries, affiliates and each of their employees, officers and directors, agents, trustees, benefit plans, and fiduciaries (the “Company”). The Executive and the Company, intending to be legally bound, hereby agree as follows:

1.             The Executive and the Company hereby agree and recognize that the Executive’s Employment Term pursuant to his Executive Employment Agreement concluded on June 29, 2007 and that it has not and shall not be extended or renewed. Therefore, Executive’s effective date of separation was June 29, 2007. The Executive acknowledges that he is not entitled to any severance or separation pay or benefits in connection with this separation of employment. At this time, the Company and the Executive desire to continue the employment relationship at-will, without interruption of service, from July 2, 2007 through July 31, 2007 or such other date (earlier or later) as determined solely by the Company (the “Retention Period”).

2.             The Executive agrees and recognizes that should he enter into this Agreement and continue his employment at-will through the Retention Period, his employment with the Company will end at the conclusion of the Retention Period (instead of the June 29, 2007 date) and, at that time, the employment relationship between the parties will be permanently and irrevocably severed. The Executive further understands that if he does not enter into this Agreement and continue his employment at-will through the Retention Period, his employment with the Company ceased as of June 29, 2007 and, as of that date, the employment relationship between the parties was permanently and irrevocably severed. The Executive further agrees that when the employment relationship is severed, he will not seek employment or re-employment with the Company at any time in the future, and that the Company has no obligation to employ or re-employ the Executive as an employee, consultant, agent, or otherwise.

3.             The Executive and the Company agree and acknowledge that this Agreement shall not be construed as an admission or acknowledgment of any wrongdoing or liability by the Executive or the Company, the same being expressly denied.

4.             During the Retention Period:

(a)           The Executive shall receive his current base salary, minus applicable deductions and withholdings, in accordance with the Company’s regular payroll practice, and continue his participation as an active employee in the Company’s employee benefit plans, provided that the Employee agrees to the terms and conditions in this Agreement and the Employee voluntarily signs and returns this Agreement to the Company. The Executive further agrees and understands that should an Initial Public Offering (“IPO”) occur any time after June 29, 2007, including during his Retention Period, he shall not be entitled to any rights or privileges arising from or related to such IPO. For purposes of an IPO, if any, the Executive agrees that his last day of employment shall be June 29, 2007, regardless of the Retention Period.

(b)           The Executive agrees to satisfactorily and professionally perform his job duties and dedicate substantially all of his business time and attention to the Company. The Executive also agrees to cooperate with the Company to transition his duties and responsibilities, as well as other knowledge and information in his possession concerning the Company’s business, to those persons designated by the Company. The Executive also agrees to perform any additional or different job duties requested of him by the Company.

(c)           The Executive agrees to continue to abide by all of the Company’s policies and procedures.

(d)           The Executive understands that his employment is at-will and may be terminated by the Executive or by the Company, at any time for any reason, with or without notice. Employee understands that if his employment is terminated during the Retention Period due to (i) any failure or refusal to abide by this Agreement, (ii) a violation of any work rule or Company policy, (iii) any failure to satisfactorily perform the job duties assigned to him, (iv) any misconduct by him, or (v) the Executive’s voluntary resignation prior to the end of the Retention Period, this Agreement shall become null and void and the Executive shall forfeit the separation benefits described in Paragraph 6 of this Agreement.

(e)           Notwithstanding anything else to the contrary herein, any payments hereunder may be delayed for up to six (6) months following the Executive’s separation from employment, if the Company determines that such delay is necessary in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

(f)            The Exeutive understands that nothing in this Agreement constitutes a promise or guarantee of employment.

5.             If the Executive satisfactorily performs his job duties through the Retention Period, he will be eligible for the separation benefits described in Paragraph 6, provided he executes this Agreement and complies with all of its terms and conditions. Employee acknowledges that were it not for his acceptance of the terms and conditions of this Agreement, he would not otherwise be eligible for any of the separation benefits described in this Agreement.

6.             In consideration of the Executive’s promises as set forth in this Agreement, the Company hereby agrees to provide the Executive with the following separation benefits, which are in addition to any other benefits to which the Executive is entitled, provided that the Executive (i) satisfactorily completes employment through the Retention Period, (ii) timely executes this Agreement and does not revoke same, and (iii) executes a General Release of claims at the conclusion of the Retention Period reaffirming his obligations pursuant to this Agreement. The separation benefits are:

(a)           The Company will accelerate the vesting of the Executive’s existing Performance Units by crediting him with an additional period of six (6) months service. This credited service is for the sole and exclusive purpose of vesting of the Executive’s existing Performance Units only. The Executive understands that this credited service shall have no effect on any other terms or conditions of the Executive’s employment, nor shall it create any right to additional grants of Performance Units or grants of shares of stock in the event of an IPO. The effect of this credited service will accelerate the vesting of 93,047 of the Executive’s existing Performance Units as shown in this chart:

Date Issued	# Units Granted	% Vested 6/29/07	% Vested 12/31/07

12/31/2005	174,431	25%	50%

2/13/2006	112,569	25%	25%

2/13/2006	6,065	25%	25%

3/22/2006	7,099	25%	25%

6/16/2006	9,127	25%	25%

9/21/2006	4,057	0%	25%

9/21/2006	193,700	0%	25%

(b)           The accelerated vesting shall become effective on the last day of the Retention Period provided all the terms and conditions of this Agreement are satisfied. Except for the accelarated vesting noted in Paragraph 6(a) above, all other terms and conditions of the Performance Unit Plan B shall apply to the Executive’s existing Performance Units.

(c)           The Executive shall be eligible for a lump sum payment of five (5) weeks of his base salary, minus applicable deductions and withholdings, provided all the terms and conditions of this Agreement are satisfied. This payment shall be made within 30 days of the end of the Retention Period and an IRS Form W-2 shall be issued to the Executive in connection with this payment.

(d)           The Executive may be eligible for a lump sum payment of 15% of his base salary ($20,250.00), minus applicable deductions and withholdings, as a bonus payment, in the sole and exclusive discretion of the Company, based on the Executive’s 2007 performance, including his performance during the Retention Period, and provided all the terms and conditions of this Agreement are satisfied. The Executive understands that this is not a guaranteed payment or separation benefit, but if a payment is issued, it will be issued within 30 days of the end of the Retention Period and a corresponding IRS Form W-2 will be issued to the Executive in connection with this payment.

7.             In consideration of the separation benefits outlined in Paragraph 6 of this Agreement, the Executive hereby agrees to release the Company from any and all claims or causes of action he may have or claim to have against the Company including any and all claims arising out of or relating in any way to the Executive’s employment with and/or separation of employment from the Company. The claims against the Company which the Executive hereby releases include, but are not limited to:

(a) all statutory claims including claims arising under the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Civil Rights Act, the New Jersey Domestic Partnership Act, the New Jersey Civil Union Act, the New Jersey Family Leave Act, the New Jersey Wage & Hour Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, Older Worker Benefits Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Rehabilitation Act, the

Sarbanes-Oxley Act of 2002, the Fair Labor Standards Act, and the Employee Retirement Income Security Act, and any other applicable state or federal law;

(b) all claims arising under the United States or New Jersey Constitutions;

(c) all claims arising under any Executive Order or derived from or based upon any state and federal regulations;

(d) all common law claims including claims for wrongful discharge, public policy claims, retaliation claims, claims for breach of an express or implied contract, claims for breach of an implied covenant of good faith and fair dealing, intentional infliction of emotional distress, defamation, conspiracy, fraud, loss of consortium, tortious interference with contract or prospective economic advantage, and negligence;

(e) all claims for any compensation including back wages, front pay, bonuses or awards, fringe benefits, reinstatement, retroactive seniority, savings benefits, medical benefits, pension benefits, or any other form of economic loss;

(f) all claims for personal injury, including physical injury, mental anguish, emotional distress, pain and suffering, embarrassment, humiliation, damage to name or reputation, liquidated damages, and punitive damages; and

(g) all claims for costs and attorneys' fees.

8.             The Executive represents that he has not filed any grievance, charge, claim, or complaint of any kind seeking personal recovery or personal injunctive relief against the Company or any of its owners, officers, directors, employees or agents, with respect to any matter, including but not limited to, his employment with the Company and/or the separation of that employment. Nothing contained in this paragraph shall prohibit the Executive from (a) bringing any action to enforce the terms of this Agreement and General Release; (b) filing a timely charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) regarding the validity of this Agreement and General Release; (c) filing a timely charge or complaint with the EEOC or participating in any investigation or proceeding conducted by the EEOC regarding any claim of employment discrimination (although the Executive has waived any right to personal recovery or personal injunctive relief in connection with any such charge or complaint).

9.             The Executive understands that, if he does not execute this Agreement, he will not be eligible for or receive any of the separation benefits as described above. Accordingly, the Executive agrees that the separation benefits (or any one of them) constitute consideration for the release of any and all claims as set forth in this Agreement, as well as consideration for the Executive's promises as set forth in this Agreement. Executive acknowledges that this consideration is in addition to anything of value to which he would otherwise be entitled.

10.           The Executive agrees to maintain in confidence and not to disclose the terms of this Agreement or the amount thereof. It shall not be considered a breach of this obligation of confidentiality for the Executive to make disclosure of the terms of the Agreement to his immediate family, his attorneys and accountants in order to obtain private and confidential legal, tax or financial advice, or to respond to any inquiry from any governmental entity or agency regarding a tax filing, provided that he advises the recipient of this confidentiality obligation and advises the recipient to hold the information in the strictest confidence.

11.           The Executive agrees not to make any oral or written statements that are derogatory or that otherwise disparage the Company, its officers, directors, employees, agents or representatives.

12.           The Executive agrees that he will continue to hold in confidence and not disclose, directly or indirectly, to anyone any information of a confidential or proprietary nature that has been disclosed to him or which the Executive has obtained, observed, or accessed that relates to the Company’s business or to the business of any other party for whom the Company agreed to hold such information in confidence. The Executive understands that this obligation continues forever.

13.           The Executive agrees to return to the Company at the conclusion of the Retention Period any and all Company documents, information, data, and property in his possession or under his control, whether or not such documents, information, data or property is confidential or proprietary.

14.           The Executive agrees and understands that the Covenants of the Executive, as set forth in Paragraph 8 of his Executive Employment Agreement, shall survive the termination of his employment and shall continue during the Retention Period and thereafter, in accordance with the terms and conditions set forth in those Covenants. The Company agrees that the Retention Period shall not extend the specific time periods set forth in those Covenants.

15.           The Executive acknowledges that the only consideration he has received for executing this Agreement is that set forth herein. No other promise, inducement, threat, agreement, or understanding of any kind or description has been made with him or to him to cause him to enter into this Agreement.

16.           The Executive is hereby advised that he should consult with an attorney of his choice prior to signing this Agreement.

17.           The Executive understands that he has twenty-one (21) calendar days in which to review and consider this Agreement before signing it. The Executive also understands that he is free to use as much of the twenty-one calendar (21) day period as he wishes or considers necessary before deciding to sign the Agreement. The Executive may revoke his signing of the Agreement within seven (7) calendar days by delivering written notice of revocation to Theresa Wood, Director of Human Resources, 30 Technology Drive, Warren, New Jersey 07059. If the Executive does not revoke his signature of the Agreement by written notice delivered within the seven (7) calendar day period, it becomes effective immediately thereafter.

18.           If any provision of this Agreement is unenforceable or illegal in any instance, (a) the remainder of this Agreement shall remain in full force and effect, (b) this Agreement shall apply in full in all other instances, and (c) such illegal or unenforceable provision shall in such instance be reformed and construed so as to be enforceable to the maximum extent compatible with applicable law.

19.           In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either the Executive or the Company. Any dispute about this Agreement shall be governed by the law of the State of New Jersey, without regard to its conflict-of-laws provisions.

[Signature Page follows]

BY SIGNING THIS SEPARATION AGREEMENT AND
GENERAL RELEASE, EXECUTIVE ACKNOWLEDGES
THAT:

A.                                   HE HAS READ IT;

B.                                     HE UNDERSTANDS IT AND KNOWS HE IS GIVING UP IMPORTANT RIGHTS;

C.                                     HE AGREES WITH EVERYTHING IN IT;

D.                                    HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; AND

F.                                      HE HAS SIGNED THIS SEPARATION AGREEMENT AND GENERAL RELEASE KNOWINGLY AND VOLUNTARILY.

Carl G. Fischer		MonoSol Rx, LLC

/s/ Carl G. Fischer	By:	/s/ Keith J. Kendall
Carl G. Fischer		Keith Kendall
Senior Vice President and
Chief Financial Officer

Dated: 7/17/07	Dated: 7/5/07